TABLE OF CONTENTS

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Notice of Annual Meeting . . . . . . . . . . . . . . . . . . . . . .    1

Proxy Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

Election of Directors
     (Proposal 1)  . . . . . . . . . . . . . . . . . . . . . . . . .    3

Management Development and
     Compensation Committee Report . . . . . . . . . . . . . . . . .    7

Performance Graph  . . . . . . . . . . . . . . . . . . . . . . . . .   14

Executive Agreements . . . . . . . . . . . . . . . . . . . . . . . .   14

Description of Benefit Plans . . . . . . . . . . . . . . . . . . . .   15

Amendments to Employee Stock Plan
     (Proposal 2) . . . . . . . . . . . . . . . . . . . . . . . . .    17

Amendments to Non-Employee Director
     Stock Option Plan (Proposal 3) . . . . . . . . . . . . . . . .    23

1999-2001 Annual Incentive Bonus Plan
     (Proposal 4) . . . . . . . . . . . . . . . . . . . . . . . . .    26

Appendix A - 1999-2001 Annual Incentive
     Bonus Plan . . . . . . . . . . . . . . . . . . . . . . . . . .    29

Table I Principal Shareholders . . . . . . . . . . . . . . . . . . .    3

Table II Director and Officer Stock Ownership  . . . . . . . . . . .    3

Table III Summary Compensation Table . . . . . . . . . . . . . . . .   11

Table IV Option Grants . . . . . . . . . . . . . . . . . . . . . . .   12

Table V Aggregated Option Exercises  . . . . . . . . . . . . . . . .   13

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

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TIME                      2:30 P.M. EDT ON FRIDAY,
                          SEPTEMBER 25, 1998

PLACE                     HEADQUARTERS OF GERBER TECHNOLOGY, INC.
                          24 INDUSTRIAL PARK ROAD WEST
                          TOLLAND, CT 06084

ITEMS OF BUSINESS         (1) To elect three Directors;

                          (2) To obtain shareholder approval of certain
                              amendments to the Gerber Scientific, Inc.
                              1992 Employee Stock Plan;

                          (3) To obtain shareholder approval of certain
                              amendments to the Gerber Scientific, Inc.
                              1992 Non-Employee Director Stock Option Plan;

                          (4) To obtain shareholder approval of the Annual
                              Incentive Bonus Plan for fiscal years 1999 through 2001;

                          (5) To transact such other business as may
                              properly come before the meeting.

RECORD DATE               Holders of common shares of record at close of
                          business on July 20, 1998.

ANNUAL REPORT             The Annual Report of the Company for 1998, which
                          is not a part of this proxy solicitation, is enclosed.

PROXY VOTING              It is important that your shares be represented and
                          voted at the meeting. YOUR SHARES MAY BE VOTED BY;
                          (I) RETURNING THE ENCLOSED PROXY CARD COMPLETED AND
                          SIGNED, OR (II) VOTING BY TELEPHONE IN ACCORDANCE
                          WITH THE INSTRUCTIONS ON THE PROXY CARD, OR (III)
                          ATTENDING THE MEETING IN PERSON. (SEE IMPORTANT
                          NOTE ON PAGE 2.)

REGISTRATION              To register for this Meeting, simply complete and
                          return the enclosed postage-paid postcard or you may call us at 1-800-811-4707, extension 8027.
                          A personalized admission badge will be available on the day of the Meeting. Please let us know by September 15th if you plan to attend.

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IMPORTANT                                     GERBER SCIENTIFIC, INC.
                                              83 GERBER ROAD WEST
                                              SOUTH WINDSOR
                                              CONNECTICUT 06074

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1. PROXY VOTE

We hope that shareholders will attend this meeting. Whether or not you presently plan to attend the meeting, please complete, sign, and return the enclosed Proxy Card or enter your vote by telephone as described on the Proxy Card. This early proxy vote will assure that your shares are properly represented and reduce your Company's proxy solicitation expenses. Any shareholder voting in advance of the meeting by telephone or Proxy Card may, of course, revoke that proxy vote before or at the meeting. Please see the section entitled "Voting Rights" on the next page.

2. REGISTRATION

Please note the above regarding admission badges for the annual meeting. Admission badges for you and your guests may be reserved in accordance with the above instructions. Registering early will enable the Company to properly plan to accommodate you and your guests at the meeting and at subsequent events, such as the tour of this Gerber Technology facility.

By order of the Board of Directors,


/s/Richard F. Treacy, Jr.
Richard F. Treacy, Jr.
Secretary

Dated at South Windsor, Connecticut this 10th day of August, 1998.


PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gerber Scientific, Inc. (the "Company"), for use at the annual meeting of shareholders to be held on Friday, September 25, 1998, and at any adjournment thereof. The cost of solicitation of proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by Directors, officers, and employees of the Company by telephone or otherwise, without additional compensation. The Company also intends to use the services of Georgeson & Company, Inc., of New York, New York, to aid in the solicitation of proxies. It is estimated that their charges and expenses will not exceed $20,000. The Company expects to reimburse brokers and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of shares and soliciting their proxies.

VOTING RIGHTS
Abstentions and broker non-votes are not counted in the calculation of the vote but do count toward a quorum. A proxy may be revoked at any time prior to voting, but no revocation will be effective until written notice thereof or a properly executed proxy bearing a later date has been received by the Company's Secretary. The Company's mailing address is 83 Gerber Road West, South Windsor, Connecticut 06074. Proxies will be voted as directed, and in the absence of such direction will be voted FOR the nominees for Director described herein; FOR approval of certain amendments to the Gerber Scientific, Inc. 1992 Employee Stock Plan, FOR approval of certain amendments to the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan, and FOR approval of the Gerber Scientific, Inc. 1999 through 2001 Annual Incentive Bonus Plan.
    The Board of Directors has fixed the close of business on July 20, 1998, as the record date for the determination of shareholders entitled to notice of and the right to vote at the annual meeting. On the record date there were 22,707,547 shares of the Company's Common Stock, $1.00 par value, issued, outstanding, and entitled to vote. Each shareholder of record at the close of business on July 20, 1998, will be entitled to one vote for each share of Common Stock then held.
     This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about August 10, 1998.
     Table I on page 3 presents certain information regarding the beneficial and record owners of more than five percent of the Company's Common Stock who were known to the Company as of July 20, 1998.

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PRINCIPAL SHAREHOLDERS

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                                     TABLE I
-------------------------------------------------------------------------------
Name and Address of              Number of            Percent
Beneficial Owner              Shares Owned           of Class
-------------------------------------------------------------------------------

Members of Family of             2,529,252              11.1%
   H. Joseph Gerber (1)
   c/o David J. Gerber
   83 Gerber Road West
   South Windsor, CT 06074
-------------------------------------------------------------------------------

David L. Babson & Co.            1,919,375               8.5%
   One Memorial Drive
   Cambridge, MA 02124
-------------------------------------------------------------------------------

Schroder Capital                 1,307,800               5.8%
   Management, Inc.
   787 Seventh Avenue
   New York, NY 10019
-------------------------------------------------------------------------------

     (1) The Gerber family consists of Mrs. Sonia K. Gerber, Melisa T. Gerber and David J. Gerber. As a group, the family holds the total number of shares indicated either directly or in trusts where various members of the family are trustees. The above total also includes the share ownership of David J. Gerber as reported in Table II.

                                    TABLE II
-------------------------------------------------------------------------------
Name of                               Number of         Percent of
Beneficial Owner                Shares Owned(1)              Class
-------------------------------------------------------------------------------
George M. Gentile                   188,365 (2)               *
David J. Gerber                   2,017,613 (3)              8.9%
A. Robert Towbin                     28,700 (4)(5)(6)         *
Edward E. Hood, Jr.                   5,000 (4)(5)(7)         *
William Jerome Vereen                 8,700 (5)(8)            *
David J. Logan                        1,682 (5)(9)            *
Carole F. St. Mark                    1,000 (4)(5)            *
Donald P. Aiken                       2,000 (4)(5)            *
Michael J. Cheshire                  46,188 (10)              *
Fredric K. Rosen                     64,016 (11)              *
Ronald B. Webster                   116,220 (12)              *
Richard F. Treacy, Jr.               40,702 (13)              *
All Directors and current and     2,616,106 (4)(5)(14)      11.5%
former executive officers
as a group (16 persons)
-------------------------------------------------------------------------------

     *Less than 1%
     (1) Unless otherwise indicated below, each Director and Executive Officer has sole voting and investment power with respect to such shares.
     (2) Includes 139,167 shares covered by stock options which are exercisable within 60 days.
     (3) Includes 70,239 shares owned directly; 30,746 shares held in trust where Mr. Gerber, as beneficiary, directs voting rights; 1,803,408 shares held in various family trusts where Mr. Gerber, as trustee, participates in common voting rights with other trustees; 8,000 shares covered by stock options of Mr. Gerber exercisable within 60 days; and 105,220 shares covered by immediately exercisable stock options held by the Estate of H. Joseph Gerber where Mr. Gerber is a joint executor.
     (4) Excludes Director fees deferred in the form of Gerber shares which are not issued until termination of the selected deferral date.
     (5) Excludes options for 1,000 shares due and accrued as of May 1, 1998 under the terms of the Non-Employee Director Stock Option Plan; if shareholders at the annual meeting approve the amendments to the plan this would increase that annual award to 3,000 options per year.
     (6) Includes 5,000 shares covered by stock options which are exercisable within 60 days.
     (7) Includes 3,000 shares covered by stock options which are exercisable within 60 days.
     (8) Includes 1,000 shares which he holds as trustee for his children and 3,000 shares covered by stock options which are exercisable within 60 days.
     (9) Includes 1,000 shares covered by stock options which are exercisable within 60 days.
     (10) Includes 40,000 shares covered by stock options exercisable within 60 days, 400 shares under 401(k) Plan, and 1,248 shares under Deferred Compensation Plan.
     (11) Includes 4,000 shares owned beneficially by his wife, as to which he disclaims any beneficial ownership, and options to purchase 31,667 shares which are exercisable within 60 days.
     (12) Includes 90,000 shares covered by stock options which are exercisable within 60 days.
     (13) Includes 32,625 shares covered by stock options which are exercisable within 60 days.
     (14) Includes 434,546 shares covered by stock options exercisable within 60 days, 448 shares under 401(k) Plan, 1,644 under Deferred Compensation Plan and, as to David J. Gerber, 105,220 immediately exercisable options held by the Estate of H. Joseph Gerber.

ELECTION OF DIRECTORS

(Proposal 1)

Three (3) Directors are to be elected at the annual meeting. The Board of Directors of the Company is divided into three classes, and one class is elected each year for a three-year term. The term of the Class II Directors expires this year. The terms of the three Class I Directors expire in the year 2000 and the terms of the three Class III Directors expire in 1999. The Certificate of Incorporation and the By-Laws of the Company presently provide for a Board of Directors of not less than three (3) nor more than eleven (11) Directors. While the Board presently believes that the number of current Directors is adequate to carry on the

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affairs of the Board, the Board will, as an on-going effort, continue to identify and consider qualified candidates to join the Board of Directors.
     The following information is provided for the nominees for the Class II Directors, who, if elected, will serve for a term expiring at the annual meeting in the year 2001. Information is also provided for the Class I and Class III Directors whose terms are continuing. A Director receiving a plurality of the votes will be elected. Unless otherwise directed in the proxy, it is intended that all shares represented by proxies will be voted for the election of the nominees named below. In the event that any nominee is unable to stand for election (which is not anticipated), it is intended that all proxies, unless otherwise specified, will be voted for such substitute nominees as the Board of Directors may propose, or the Board may reduce the number of Directors to eliminate the vacancy.

NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 1998 ANNUAL MEETING (CLASS II)
    George M. Gentile, 62, has been a Director of the Company since 1989. Mr. Gentile is the Chairman of the Board of the Company. On June 1, 1998, Mr. Gentile announced his retirement as Chief Executive Officer of the Company, effective on that date, and as Chairman of the Board of Directors, effective at this annual meeting of shareholders on September 25, 1998. If re-elected, Mr. Gentile intends to remain as a Director of the Company. From August, 1996 to June, 1998 Mr. Gentile served as Chairman and Chief Executive Officer of the Company. Previous to August, 1996, Mr. Gentile was Senior Vice President, Finance and served in that capacity since 1977. He has been employed by the Company in numerous key financial and management positions since 1963, and presently serves as a director of several of the Company's subsidiaries.

     David J. Gerber, 37, has been a Director of the Company since 1992. Mr. Gerber was appointed Vice President, Business Development and Technology Strategy of the Company in March, 1998. Mr. Gerber was an attorney in the Company's legal department from 1989 to September, 1996, served as Secretary of the Company from February, 1995 to September, 1996, and was the Company's Director of New Business Development and Technology Strategy from September, 1996 to March, 1998.

    Donald P. Aiken, 54, has been a Director of the Company since September, 1997. Mr. Aiken is President of ABB Industrial Systems, Inc., a position he has held since 1993. ABB Industrial Systems, Inc. manufactures and distributes a wide variety of industrial products and components worldwide. Prior to joining ABB, Mr. Aiken held executive positions at General Instrument Corporation, Texas Instruments, and Rexnord, Inc.

DIRECTORS SERVING UNTIL THE 1999 ANNUAL MEETING (CLASS III)
     A. Robert Towbin, 63, has been a Director of the Company since 1992. Mr. Towbin has been Managing Director, C.E. Unterberg Towbin, of New York, New York since 1995. Mr. Towbin was the Vice Chairman and a director of the U.S. Russia Investment Fund from May, 1995 to August, 1995; President, Chief Executive Officer, and a director of the Russian-American Enterprise Fund from January, 1994 to May, 1995, and Managing Director, Lehman Brothers, from January, 1987 to December, 1993. Mr. Towbin is also a director of Columbus New Millenium Fund (London), K&F Industries, Inc., Bradley Real Estate, Inc., and Globalstar Telecommunications, Ltd.

    David J. Logan, 64, has been a Director of the Company since August 4, 1996. Mr. Logan was a Director of the Company from 1988 to 1989, and previously held the positions of Senior Vice President, Engineering of the Company and President of the Company's wholly-owned subsidiary Gerber Scientific Products, Inc., until his early retirement from the Company in 1990. Mr. Logan is a Director of Gerber Scientific Products, Inc. and Gerber Coburn Optical, Inc., and an independent technical consultant to the Company.

DIRECTORS SERVING UNTIL THE YEAR 2000 ANNUAL MEETING (CLASS I)
    Edward E. Hood, Jr., 67, has been a Director of the Company since 1994. Mr. Hood was Vice Chairman of General Electric Company of Fairfield, Connecticut, from 1979 to 1993. Mr. Hood is also a director of Lockheed Martin Corp. and Lincoln Electric Co.

     William Jerome Vereen, 57, has been a Director of the Company since 1994. Mr. Vereen is President, Chief Executive Officer, Treasurer, and Acting Chairman of the Board of Directors of Riverside Manufacturing Company of Moultrie, Georgia, positions he has held for a number of years. Mr. Vereen is also a director of Georgia Power Company and Blue Cross/Blue Shield of Georgia, and is an advisory director for Southern Region, NationsBank of Georgia N.A.

     Michael J. Cheshire, 49, has been a Director since 1997. In February, 1997, Mr. Cheshire was appointed President and Chief Operating Officer of the Company and, effective on June 1, 1998, Mr. Cheshire was appointed Chief Executive Officer of the Company. Prior to joining the Company, Mr. Cheshire was employed by General Signal Corporation for over 21 years

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where he rose to become President of the General Signal Electrical Group in
1995. Prior positions of Mr. Cheshire with General Signal included President, SOLA Electric and President, OZ/GEDNEY.

    Carole F. St. Mark, 55, has been a Director of the Company since September, 1997. Ms. St. Mark is the founder of Growth Management LLC., a business development and strategic management company. Prior to founding Growth Management LLC. in 1997, Ms. St. Mark was an employee of Pitney Bowes, Inc. for 17 years where she held a series of senior executive positions, including, President and Chief Operating Officer of Pitney Bowes Business Services. Ms. St. Mark also serves on the Board of Directors of Polaroid Corporation and SUPERVALUE, Inc.

     Other than as indicated under "Directors' Compensation" below, there is no significant business relationship between the Company and any of the companies mentioned above as the principal employer of any nominee or any continuing Director, or for which the nominee or continuing Director also serves as a director. No nominee is in any way related to any continuing Director, no continuing Director is in any way related to any nominee or any other continuing Director, and no nominee nor continuing Director is in any way related to any current executive officer of the Company or its subsidiaries. There is no arrangement or understanding between any nominee and any other person pursuant to which he was selected as a nominee.
     Any shareholder wishing to nominate other persons for Director of the Company must do so in writing to the Secretary of the Company for receipt by the close of business on the tenth day following the mailing of this Proxy Statement by the Company or the public announcement of the date of the annual meeting of shareholders.
     Table II, page 3, contains the information concerning the beneficial ownership of the Company's Common Stock by each of the Directors and the nominees, by each of the current and former executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group as of July 20, 1998.

DIRECTORS' COMPENSATION
     Effective June, 1998, each non-employee Director receives an annual Director's fee of $20,000 for membership on and services to the Board, a fee of $1,000 for attendance at each meeting of the Board, and annual compensation of $1,000 for membership on and services to each assigned Committee of the Board.
     At the election of the recipient, Director fees may be deferred pursuant to the Gerber Scientific, Inc. Agreement for Deferment of Directors Fees and the Non-Employee Director Stock Option Plan. The plan permits any non-employee Director to defer all or a portion of the fees paid to non-employee Directors until a future time selected by such Director. Deferrals under this program may be either in cash or in shares at the election of the Director. Deferrals in cash are credited with interest by the Company at market rate. Deferrals in shares of the Company are credited with dividends, which would otherwise be payable with respect to such deferred shares of the Company.
     In 1992, shareholders approved the 1992 Non-Employee Director Stock Option Plan pursuant to which Directors of the Company who are not (and have not been during the past twelve months) employees of the Company were automatically granted 1,000 non-qualified options to purchase shares of the Company's Common Stock on May 1 of each year. These options are granted at 100% of the fair market value (as that term is defined in the Director Option Plan) of a share of the Company's Common Stock on the date of grant. The purpose of the Non-Employee Director Stock Option Plan is to provide an incentive to non-employee Directors, to encourage ownership of the Company's Common Stock, and to enable the Company to attract and maintain qualified non-employee Directors whose services are considered important to the success of the Company. Up to 75,000 shares of Common Stock (subject to proportionate adjustment in certain events) were reserved for grant as options under the plan. The Director Stock Option Plan is administered by the members of the Board who are employees of the Company.
     At the 1997 annual meeting of shareholders of the Company, amendments to this Non-Employee Director Stock Option Plan were approved whereby Directors could, at the election of each Director, receive all or a portion of their Director fees in Company stock or defer all or a portion of their Director fees in Company stock. In June, 1998, the Board adopted a resolution, effective May 1, 1998, whereby, subject to approval of shareholders, non-Employee Directors would automatically receive, each year, options for 3,000 shares of Company Common Stock in accordance with the terms of the non-employee Director Stock Option Plan. Shareholder approval of this amendment to the Non-Employee Director Stock Option Plan is included as one of the items for approval by shareholders at the 1998 annual meeting of shareholders. At this meeting, the approval of shareholders will also be sought to increase the number of shares available for grant as options under this Non-Employee Director Stock Option Plan to 175,000 shares.
     For fiscal year 1998, Mr. Logan received consulting fees of $120,000 plus expenses of $1,957. Mr. A. Robert Towbin is a principal in C.E. Unterberg Towbin. During fiscal year 1998, C.E. Unterberg Towbin, an investment banking firm, received investment banking fees from the Company with respect to an

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acquisition and other advice provided to the Company. Other than as discussed above, no other Directors received fees for their services as Directors or Committee members during the fiscal year ended April 30, 1998 except for Mr. Stanley Simon who retired from the Board of Directors in September, 1997. Mr. Simon received Director's fees of $12,500 for the period preceding his retirement and, for fiscal year 1998, $29,584 in consulting fees and expenses of $2,255.

COMMITTEES OF THE BOARD OF DIRECTORS
    The Company has three standing committees: the Audit and Finance Committee, the Management Development and Compensation Committee, and the Business Development Committee. The Company does not have a Nominating Committee.
    THE AUDIT AND FINANCE COMMITTEE, composed of Messrs. Vereen (Chairperson), Hood, and Logan held one (1) meeting during the fiscal year ended April 30, 1998. The principal functions of the Audit and Finance Committee are to review the selection and qualifications of the Company's independent auditors and make recommendations to the Board, to review with the independent auditors and the internal auditors the scope and adequacy of their examinations and audits, and to review and approve non-audit services performed by the independent auditors.
     THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE, currently composed of Messrs. Hood (Chairperson), Aiken, Vereen, and Ms. St. Mark, held three (3) meetings during the fiscal year ended April 30, 1998. The principal functions of the Management Development and Compensation Committee are to establish and determine salaries and other compensation to be paid to executive officers; to establish and determine terms and conditions of bonus and stock option plans; to establish and administer performance goals and other criteria for payment of any compensation of executive officers which is intended to be performance-based for purposes of Section 162(m) of the Internal Revenue Code (the "Code"); to amend the Company's employee stock option plans, subject to shareholder and other approvals as may be required by applicable law; and to make recommendations to the Board of Directors concerning training and other development of the Company's management personnel.
    THE BUSINESS DEVELOPMENT COMMITTEE, composed of Ms. St. Mark, (Chairperson) and Messrs. Gerber, Towbin, and Logan, held one (1) meeting during the fiscal year ended April 30, 1998. The principal function of the Business Development Committee is to evaluate opportunities presented by the management of the Company for development of existing and new business for the Company and its subsidiaries.
     The Board of Directors held nine (9) meetings and acted by unanimous written consent on sixteen (16) occasions during the year ended April 30, 1998. All of the Directors attended 75% or more of the aggregate of their respective Board and Committee meetings.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based upon Company records and other information, the Company believes that all required reports pursuant to Section 16(a) of the Securities Exchange Act of 1934 have been timely filed by all officers and Directors, and shareholders of the Company.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
    Messrs. Hood, Aiken, Vereen, Towbin, Simon and Ms. St. Mark served as members of the Management Development and Compensation Committee for all or portions of the Company's last completed fiscal year ended April 30, 1998. Except as indicated above under the caption "Directors' Compensation," no such member was compensated by the Company for any services rendered during such fiscal year.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

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DEAR SHAREHOLDERS,
Our Committee is responsible for establishing executive compensation policies, approving base salary levels for executive officers, including those named in the Summary Compensation Table (the "Named Executives"), determining the terms and conditions of incentive bonuses, making stock plan awards (in conformance with shareholder approved plans) and generally administering the Company's stock option and executive bonus plans. We also establish and administer performance goals and other criteria for payment of any compensation to executive officers intended to be performance contingent. In addition, we make recommendations to the full Board of Directors concerning development of the Company's management personnel. The Board of Directors has delegated these responsibilities to this Committee.

EXECUTIVE COMPENSATION PHILOSOPHY
The Company's executive compensation philosophy emphasizes three guiding principles:
     Providing a competitive executive compensation package that enables the Company to attract and retain talented executives;
     Basing a major portion of each executive's annual cash compensation on the annual profitability of the Company or of the subsidiary for which the executive is primarily responsible; and,
     Aligning the financial interests of executives with long-term total shareholder return, particularly through the accumulation of Company shareholdings by each executive.

EXECUTIVE COMPENSATION PROGRAM
The Company's executive compensation program has three major components: base salaries; incentive plans for awarding annual bonuses; and a long-term incentive plan for the awarding of stock options and, to a lesser extent, in limited cases, for awarding restricted shares and bonus shares. Although the Company's 1992 Employee Stock Plan also provides for the awarding of performance units, none were granted during the Company's 1998 fiscal year ended April 30, 1998 and there will be no future grants under the Plan if shareholders approve the amendments to the Plan (discussed on page 17 in this Proxy Statement) to be voted on at the September 25, 1998 annual meeting. This Committee and the Board are recommending approval of these Amendments and of the Company's Annual Incentive Bonus Plan for the fiscal years 1999 though 2001 ("1999-2001 Bonus Plan").

In setting executive compensation levels, the Committee has been assisted by outside compensation consultants from KPMG Peat Marwick, LLP ("Compensation Consultants"). These Compensation Consultants analyzed market data obtained from proxy statements of U.S. companies of revenue and asset size similar to the Company which are engaged in technology-based manufacturing and from published surveys covering the same industry sector (collectively, the "Comparison Companies"). Comparisons of this type have been prepared for and used by the Committee for a number of years. Over time, however, the companies in the comparison group have changed to remain aligned with the growth of our Company and other business changes. From this data, the Compensation Consultants have developed executive salary ranges for executives of the Company. The Compensation Consultants also made recommendations to the Committee on the placement of executive positions into the salary ranges so developed, the terms and conditions of the Company's annual incentive bonus plans, and stock option grant guidelines for the Company's executives, all based on the market data analysis. The data and recommendations provided by the Compensation Consultants were significant factors considered by the Committee in making salary adjustments and stock option grants to executives, including the Named Executives, during fiscal year 1998 and in determining the terms of the 1999-2001 Bonus Plan.

The Comparison Companies analyzed by the Compensation Consultants differed from the companies contained in the Dow Jones Diversified Technology Index selected for the comparative total return graph shown on page 14 in this Proxy Statement. The Diversified Technology Index generally represents companies of substantially larger revenue and asset size which were, therefore, deemed inappropriate for purposes of external salary comparison.

BASE SALARY
In fiscal year 1998, as in prior years, the Committee determined base salaries of the Company's executive officers, including the Named Executives, based on its overall assessment of several factors. These factors included: (1) the performance of the Company or applicable subsidiary; (2) the executive's individual accomplishments; (3) the executive's managerial capabilities; (4) the executive's salary in relation to salaries of comparable executives employed by the Comparison Companies; and (5) other subjective factors deemed relevant by the Committee. There was no specific relative weighting given to these factors. The Committee's base salary determinations considered performance evaluations of each Named Executive by the Company's Chief Executive Officer, except that the Committee evaluated the Chief Executive Officer. Our policy has been to generally target executive salaries within a range between the median and seventy-fifth percentile of externally surveyed salaries in order to be fully competitive in the hiring and retention of high-caliber executives.

--------------------------------------------------------------------------------
ANNUAL INCENTIVE BONUS PLAN
1998 ANNUAL INCENTIVE BONUS PLAN GENERAL DESCRIPTION In fiscal year 1998, cash bonuses were awarded to employees of the Company and its subsidiaries, including the Named Executives, pursuant to the Company's 1998 incentive bonus plan. Bonuses under the 1998 bonus plan were paid from bonus pools funded on the basis of formulas determined at the beginning of the year by the Committee and approved by the full Board of Directors. Separate bonus pools were provided for employees of the Company and for employees of each of its subsidiaries. The bonus pools were funded based on a percentage of the pretax, pre-bonus profits of the applicable entity (as adjusted to eliminate certain income and expense items) plus a percentage of the improvement, if any, in such profits over 70% of the highest such annual profit achieved by the entity during the prior three years. Such respective percentages in 1998, as in 1997, were 0.75% and 2.25% for the corporate-level pool and 1% and 3% for each subsidiary level pool. Awards under the 1998 plan (other than restricted stock grants discussed below) could only be made from the amounts available from the applicable bonus pool.

The terms and conditions of the 1998 Annual Incentive Bonus Plan, which were approved by the Committee at the beginning of the 1998 fiscal year, were similar to the terms and conditions of the Company's 1997 Annual Incentive Bonus Plan except that the maximum award attainable by any executive was increased to 100% of base salary from 75% and, to encourage management's investment in the Company's Common Stock, the Purchase Alternative, discussed below, was added. The 1997 bonus plan and the changes to that plan reflected in the 1998 bonus plan were based on recommendations by the Compensation Consultants and the Committee's desire to further emphasize performance-based compensation.

Target bonus percentages and maximum amounts for cash bonus awards in fiscal year 1998 were determined at the beginning of the fiscal year. For the Named Executives, the target bonus percentage was 50% of base salary and the maximum attainable cash bonus was 100% of base salary.

1998 PLAN - STOCK PURCHASE ALTERNATIVE For the first time, the 1998 Annual Incentive Bonus Plan afforded Named Executives and other senior management personnel the opportunity to elect and direct that up to 50% of their bonuses, which would otherwise be payable in cash, be used to purchase stock in the Company at the current market price. For the persons who elected to make such Company stock purchases, the Committee made companion awards of Restricted Stock equal in number to one third of the stock elected to be purchased by each such purchaser (before tax withholding). The Restricted Stock was granted under the terms of the 1992 Employee Stock Plan, as amended, and will vest in one-third equal, annual increments over three years. In the event of termination of employment of the executive for any reason other than death, permanent disability, retirement, or change of control of the Company the portions of the Restricted Stock award which are not then vested would be forfeited. Similarly, a pro-rata portion of the shares of Restricted Stock which are not then vested will be forfeited if, during the restricted period, the executive sells, transfers or otherwise disposes of all or any portion of the underlying Common Stock purchased under this plan. This plan permitting Restricted Stock to be awarded to certain executives who "traded" cash bonuses in favor of purchasing Company stock, was specifically designed by the Committee's Compensation Consultants and implemented by the Committee to promote ownership of stock in the Company by senior executives thus further aligning the interests of those executives with the interests of our shareholders.

1999-2001 ANNUAL INCENTIVE BONUS PLAN This Committee has approved the terms of a new Annual Incentive Bonus Plan which will apply to fiscal years 1999 through 2001, subject to the Plan's approval by the shareholders at the annual meeting. The terms of this Plan are similar to those of the 1998 Annual Incentive Bonus Plan except that, based on recommendations from the Compensation Consultants, the amount of adjusted consolidated pretax, pre-bonus profits available to fund the corporate bonus pool has been increased to 1% and the percentage of any increase in such profits over 70% of the highest such profits earned in any of the preceding three years has been increased to 3%. In addition, for the Chief Executive Officer, the target bonus percentage has been increased from 50% to 75% and the maximum cash bonus attainable by the Chief Executive Officer has been increased to 150% of the Chief Executive Officer's base salary plus any Restricted Shares he may become entitled to under the Plan as a result of the Stock Purchase Alternative under the Plan. The Committee deemed the 1999-2001 Bonus Plan, with these changes, to be competitive with similar kinds of performance-based bonus plans and practices among the Comparison Companies. The new Annual Incentive Bonus Plan is more fully described on page 26 of this Proxy Statement.

LONG-TERM INCENTIVE PLAN
In fiscal year 1998, the Committee granted stock options to the Named Executives in the amounts indicated in Table III on page 11. Other than a grant of options to purchase 30,000 shares made to the Company's then newly hired President and Chief Operating Officer, no grants were made to any of the Named Executives in fiscal year 1997. Options granted in fiscal year 1998 were based on the guidelines developed by the

--------------------------------------------------------------------------------
Compensation Consultants from an analysis of the Comparison Companies as well as the Committee's subjective assessment of the factors described above under the paragraph entitled "Base Salary".

The Employee Stock Plan currently provides for the granting of stock options, restricted stock, bonus stock and cash "performance units" to selected optionees as long-term incentive compensation. In fiscal 1998, the Committee made no grants of restricted stock, bonus stock or performance units to any of the Named Executives. Restricted Stock grants were made in fiscal year 1999 for those executives who participated in the 1998 Stock Purchase Alternative, described above.

As discussed in the Sections regarding proposed amendments to the Gerber Scientific, Inc. 1992 Employee Stock Plan, if the proposed amendments to that plan are approved by shareholders at the annual meeting, the granting of "Performance Units" in connection with stock option grants will no longer be permitted under the Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
Mr. George M. Gentile was appointed to the position of Chief Executive Officer of the Company in August, 1996 following the death of Mr. H. Joseph Gerber, the preceding President and CEO and the Company founder. Upon his appointment, the Committee established Mr. Gentile's base salary at $400,000 based on market-based salary guidelines and the Committee's subjective assessment of the factors described above in this report under the caption "Base Salary", and Mr. Gentile's base salary was continued at that rate in fiscal year 1998.

The cash bonus awarded to Mr. Gentile as CEO for fiscal year 1998 was determined in accordance with the terms of the Company's 1998 Annual Incentive Bonus Plan and, like the other Named Executives, Mr. Gentile's targeted bonus percentage was 50% of base salary and his maximum attainable cash bonus was 100% of his base salary. Mr. Gentile's earned cash bonus for the fiscal year 1998 was $256,000 which represented 64% of his base salary for the year. Under the terms of the Stock Purchase Alternative, described above, Mr. Gentile elected to use 50 percent of his cash bonus to purchase 2,968 shares of Common Stock of the Company, after tax withholding, thereby entitling Mr. Gentile to an additional grant of 1,649 restricted shares.

At the beginning of fiscal year 1998, the Committee granted Mr. Gentile options to purchase 200,000 shares of the Company's Common stock under the Company's Employee Stock Plan. The Committee also specified, in accordance with the Plan, the grant of "Reload Options" in the event that Mr. Gentile makes a "cashless" exercise of any of these options within five years following the grant date.

The actions taken by this Committee in respect to Mr. Gentile's fiscal year 1998 stock awards were based on executive stock grant guidelines recommended by the Compensation Consultants and the Committee's assessment of Mr. Gentile's performance during the periods prior to the date the options were granted.

Mr. Gentile, who has held the positions of Chairman of the Board and Chief Executive Officer since 1996, has announced his retirement from employment by the Company to be effective at calendar year end. To facilitate a smooth transition of responsibilities, Mr. Gentile elected to resign his position as Chief Executive Officer of the Company effective June 1, 1998 and Mr. Michael J. Cheshire, who formerly served as President and Chief Operating Officer, has been appointed to the position of Chief Executive Officer effective on that date. Mr. Gentile has also elected to resign as Chairman of the Board of Directors at the upcoming annual meeting of shareholders on September 25, 1998. Mr. Gentile will, if re-elected at this meeting of shareholders, remain as a Director of the Company. The Board of Directors has appointed Mr. Cheshire as Chairman of the Board of Directors effective on Mr. Gentile's anticipated retirement as Chairman.

POLICY ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Under Section 162(m) of the Internal Revenue Code and the regulations issued thereunder, the Company would not be allowed a deduction for any compensation paid to any of the Named Executives in excess of $1 million unless the amounts in excess of $1 million were "performance based" within the meaning of Section 162(m). Compensation which is payable because of the attainment of pre-established performance goals will qualify as Section 162(m) performance based compensation if: (1) the performance goals are established by an independent compensation committee consisting solely of two or more outside directors; and, (2) the material terms of the compensation and performance goals have been approved by shareholders prior to payment; and, (3) prior to payment, the Committee certifies that the performance goals were attained and other material terms were satisfied.

This Committee, which consists solely of outside directors, generally intends to provide for the deductibility of all compensation expenses, although it recognizes that circumstances may arise in which the interests of the Company and its shareholders are best served by decisions which limit this deductibility, and the Committee will act in its best judgment in such circumstances.

--------------------------------------------------------------------------------
In order to preserve the deductibility of all amounts which may be paid to the Named Executives under the 1999-2001 Annual Incentive Bonus Plan, the Committee has directed that such Plan be submitted to the Company's shareholders for approval at the annual meeting scheduled for September 25, 1998. If the Plan is not approved, it will not be implemented. However, if shareholder approval is not obtained, the Committee may be required to implement an alternative bonus plan for key employees in order to continue to attract and retain talented executives.

Respectfully submitted,
The Management Development
and Compensation Committee

     Edward E. Hood, Jr., Chairperson
     Donald P. Aiken
     Carole F. St. Mark
     William J. Vereen

EXECUTIVE COMPENSATION


--------------------------------------------------------------------------------
                                   TABLE III
--------------------------------------------------------------------------------
The following table shows compensation for services during the years ended April 30, 1998, 1997, and 1996 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.


                           SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Long-Term Compensation
                                                                                ----------------------------------------
                                               Annual Compensation                         Awards              Payouts
                                      ---------------------------------------   --------------------------   -----------
        (a)                     (b)     (c)            (d)            (e)            (f)           (g)           (h)          (i)
                                                                                                Securities
                                                                                                Underlying         Long-   All Other
                                                                        Other      Restricted     Options/          Term     Compen-
Name and                                                          Annual Com-           Stock         SARs     Incentive      sation
Principal Position              Year  Salary ($)  Bonus ($)(1)  pensation ($)   Awards ($)(2)       (#)(3)   Plan ($)(4)      ($)(5)
------------------------------------------------------------------------------------------------------------------------------------

George M. Gentile ...........   1998    $400,000      $256,000       $      0         $42,668      200,000         $   0    $  1,000
Chief Executive Officer         1997     388,282        90,586              0               0            0             0         600
                                1996     293,692       164,775              0               0       50,000             0         500

Michael J. Cheshire .........   1998     350,000       224,000              0          37,338      120,000             0       1,000
President and Chief             1997      67,308             0        100,000               0       30,000             0     300,000
Operating Officer (6)
from 2/17/97

Fredric K. Rosen ............   1998     275,000       268,860              0          44,816       50,000             0       1,000
Senior Vice President           1997     261,923        33,243              0               0            0             0         600
                                1996     248,461        47,041              0               0       40,000             0         500

Ronald B. Webster ...........   1998     290,000       202,130              0          33,688       50,000             0       1,000
Senior Vice President           1997     274,039       189,087              0               0            0             0         600
                                1996     253,923       190,442              0               0       40,000             0         500

Richard F. Treacy, Jr .......   1998     180,000       115,200              0          19,199       30,000             0       1,000
Senior Vice President,          1997     176,154        41,097              0               0            0             0         600
and General Counsel             1996     169,231        66,135              0               0       20,000             0         500


     (1) In 1998, the Named Executives elected to receive 50 percent of their bonus in the form of Gerber Scientific, Inc. stock in lieu of cash. This stock was purchased by those executives in the open market. See discussion in the Management Development and Compensation Committee report page 7 regarding the stock purchase alternative.
     (2) In June, 1998, the Company granted to the Named Executives and others who purchased Gerber Scientific, Inc. stock with a portion of their bonus, restricted shares equal in value to one-third of the bonus amount received in common stock (before tax withholdings). The restricted stock will vest in equal installments at each of three anniversary dates following the grant date, provided that the portion of the original stock purchased with bonus proceeds is still held by the executive. There were no restricted shares granted at April 30, 1998 because the bonus for fiscal year 1998 was paid in June, 1998. Dividends are paid on the restricted stock. Restricted shares vest free and clear of all restrictions upon the retirement of the holder of such shares. Accordingly, Mr. Gentile's restricted shares will vest upon his retirement as an employee of the Company on December 31, 1998 and Mr. Webster's shares were issued without restriction due to his retirement on May 1, 1998.
     (3) The securities underlying the options are shares of the Company's common stock; the Company does not grant stock appreciation rights (SARs).
     (4) There were no long-term incentive plan payouts in 1996, 1997, or 1998.
     (5) Each of the Named Executives received $800 in matching contributions under the Company's 401(k) defined contribution plan in 1998. Except for Mr. Cheshire, the 401(k) matching contributions for these executives in 1996 and 1997 were $300. Also, each executive received $200 as a Christmas bonus in each year, except Mr. Cheshire who received $200 as a Christmas bonus beginning in 1998.
     (6) In February, 1997, Mr. Cheshire joined the Company as President and Chief Operating Officer. At such time, Mr. Cheshire became entitled to receive $400,000 as a sign on award, payable in $100,000 in each of 1997 and 1998 and $200,000 in 1999.

OPTION GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------
                                    TABLE IV

                                                                                                         Potential Realizable
                                                                                                           Value at Assumed
                                                                                                         Annual Rates of Stock
                                                                                                           Price Appreciation
                                                         Individual Grants                                  for Option Term
                              --------------------------------------------------------------------     --------------------------
         (a)                         (b)                (c)                (d)              (e)           (f)            (g)
                                   Number of
                                  Securities          % of Total
                                  Underlying     Options Granted        Exercise or
                                     Options        to Employees     Base Price (2)     Expiration
Name                          Granted (#)(1)      in Fiscal Year      ($ per Share)           Date          5%(3)         10%(3)
--------------------------------------------------------------------------------------------------------------------------------
George M. Gentile                    200,000               12.0%             $16.62        4/30/07     $2,090,000     $5,298,000
Michael J. Cheshire                  120,000                7.2%              16.62        4/30/07      1,254,000      3,179,000
Fredric K. Rosen                      50,000                3.0%              16.62        4/30/07        523,000      1,324,000
Ronald B. Webster                     50,000                3.0%              16.62        4/30/07        523,000      1,324,000
Richard F. Treacy, Jr.                30,000                1.8%              16.62        4/30/07        314,000        795,000


    (1) These options become exercisable in installments of 33 1/3% per year beginning in fiscal year 1999. The terms of the plan provide that these options may become exercisable in full in the event of a change of control (as defined in the plan). The underlying grant agreement for these options includes grants of reload options upon the exercise or partial exercise of the original options through a form of "cashless" exercise. Reload options are granted when the optionee exercises all or part of the original options within five years of the date of the original options. Each reload option granted entitles the optionee to purchase a number of shares of common stock equal to the number of shares of common stock surrendered at an option price equal to the fair market value of a share of common stock on the grant date of the reload options. The reload options vest and become exercisable three years following the grant date of the reload options provided the optionee continues to hold the stock acquired as a result of the original exercise and are exercisable until the expiration of the options period for the original options.
     (2) These stock options were granted May 1, 1997 at the fair market value of the common stock on the date of grant.
     (3) Pursuant to Securities and Exchange Commission rules, columns (f) and
(g) show gains that might exist for the options over a period of ten years at 5% and 10% annual compounded appreciation in the stock price. This method of valuation is hypothetical; if the stock price does not increase above the exercise price, the compensation to the Named Executive will be zero. If this same methodology was used to determine the potential realizable gain for all shareholders over this same period (May 1, 1997 through May 1, 2007) the gain based on 5% annual appreciation would be approximately $244,000,000 and the gain based on 10% annual appreciation would be approximately $617,000,000. The potential gain related to the options granted to the Named Executives above represents approximately 1.9% of the total potential gain to all shareholders using this valuation method. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's common stock. Actual gains, if any, on option exercises and share holdings are dependent on the future performance of the Company's stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

--------------------------------------------------------------------------------
                                                     TABLE V
--------------------------------------------------------------------------------

(a)                                    (b)           (c)           (d)              (e)              (f)               (g)
                                                                    Number of Securities              Value of Unexercised
                                                                   Underlying Unexercised                 In-the-Money
                                                                      Options at Fiscal                 Options at Fiscal
                                                                        Year-end (#)                     Year-end ($)(1)
                                                                -----------------------------     -----------------------------
                                      Shares         Value
                                   Acquired on     Realized
Name                              Exercise (#)       ($)        Exercisable     Unexercisable     Exercisable     Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
George M. Gentile                         0        $      0         22,500         250,000         $309,075        $2,263,500
Michael J. Cheshire                       0               0              0         150,000                0         1,399,500
Fredric K. Rosen                          0               0         15,000          90,000          230,700           834,000
Ronald B. Webster                    20,000         229,625         40,000          50,000          390,000           487,500
Richard F. Treacy, Jr.                6,000          69,750         22,625          51,875          327,051           482,269


     (1) These amounts represent the difference between the exercise price of the stock options and the closing price of the Company's Common Stock on April 30, 1998 ($25.50) for all options held by each Named Executive. The stock option exercise prices ranged from $7.25 to $16.62. All stock options are granted at the fair market value of the Common Stock on the date.

PERFORMANCE GRAPH


--------------------------------------------------------------------------------
The following graph and table compare the performance of the Company's Common Stock with that of the S&P 500[REGISTER MARK] and the Dow Jones Diversified Technology Index for the past five years. The graph plots the growth in value of an initial $100 investment over the indicated time periods, with dividends reinvested.


[GRAPHIC OMITTED]


                         Apr-93    Apr-94    Apr-95    Apr-96    Apr-97   Apr-98
--------------------------------------------------------------------------------
Gerber Scientific, Inc.  $100      $120      $124      $139      $139     $218
--------------------------------------------------------------------------------
S&P 500{register mark]   $100      $105      $124      $161      $202     $284
--------------------------------------------------------------------------------
Dow Jones Diversified    $100      $106      $129      $161      $210     $246
Technology Index
--------------------------------------------------------------------------------


     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the caption "Management Development and Compensation Committee Report on Executive Compensation" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

EXECUTIVE EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
     As of February 17, 1997, the Company and Mr. Michael J. Cheshire entered into an Employment Agreement under which Mr. Cheshire served as President and Chief Operating Officer. The Agreement was amended, as of June 1, 1998, to name Mr. Cheshire as President and Chief Executive Officer of the Company. The Agreement also requires the Company to use its best efforts to cause Mr. Cheshire to be elected a Director of the Company. Mr. Cheshire has served as a Company Director since 1997. The Agreement provides that Mr. Cheshire will be paid an initial base salary of $350,000 per year plus any increase that the Board of Directors shall determine in accordance with Company policy. Upon Mr. Cheshire's appointment as Chief Executive Officer, the Management Development and Compensation Committee and the Board fixed Mr. Cheshire's base salary at $500,000 per year effective June 1, 1998 ("Base Compensation"). Pursuant to the agreement, Mr. Cheshire was required to be paid a one time Sign-On Award of $400,000, of which $100,000 was paid on February 17, 1997, $100,000 was paid on February 17, 1998 and $200,000 is to be paid on February 17, 1999. Under the Agreement, Mr. Cheshire is also eligible to receive annual bonuses calculated and determined in the same manner and on the same terms as other executives of the Company. The Agreement further provided that Mr. Cheshire's bonus for the 1998 fiscal year was required to be not less than $175,000.

--------------------------------------------------------------------------------
     Pursuant to the Agreement, Mr. Cheshire was granted options to purchase a total of 150,000 shares of the Company's Common Stock pursuant to the Company's existing stock option plan. Mr. Cheshire was granted an option to purchase 30,000 shares at $14.37 (together with 7,500 Performance Units) on February 17, 1997 and an option to purchase 120,000 shares at $16.62 on May 1, 1997. Mr. Cheshire is also entitled to participate in all of the benefit plans made generally available to the Company's employees and to certain other benefits.
     The Agreement may be terminated by either party at any time for any reason, provided, that if Mr. Cheshire's employment is terminated by the Company for any reason other than cause, Mr. Cheshire would be entitled to receive (i) his Base Compensation for a period of 18 months from the date of termination; (ii) the balance of any unpaid Sign-On Award; (iii) medical benefits for a period of 18 months following the date of termination; and (iv) any unpaid portion of any bonus earned by Mr. Cheshire for any then completed fiscal year of the Company, plus the pro rata portion of his target bonus for any portion of a fiscal year completed prior to termination of his employment, plus the pro rata portion of his target bonus for a period of 18 months from the date of such termination. For purposes of this provision, Mr. Cheshire's target bonus shall be deemed to be 50% of his Base Compensation for such year, or if Base Compensation has not been set for a particular year, 50% of his then current Base Compensation.
     The Agreement provides that if Mr. Cheshire's employment is terminated or his position is reduced by the Company at any time within 24 months following a change of control, as defined in the Company's Employee Stock Plan, he would be entitled to receive (i) his Base Compensation for a period of 24 months following the date of termination; (ii) the balance of any unpaid Sign-On Award;
(iii) medical benefits for a period of 24 months following the date of termination; and (iv) any unpaid portion of any bonus earned by Mr. Cheshire for any then completed fiscal year, plus the pro rata portion of his target bonus for any portion of a fiscal year completed prior to such termination, plus the pro rata portion of his target bonus for a period of 24 months from the date of such termination.
     If Mr. Cheshire were to die or become partially or totally disabled during his employment, he would be entitled to receive the balance of any unpaid Sign-On Award and such other death and disability benefits as employees of the Company are then entitled to receive.
     George M. Gentile resigned as the Company's Chief Executive Officer effective June 1, 1998 and announced his intention to retire as an employee of the Company effective December 31, 1998. In connection with Mr. Gentile's retirement, the Management Development and Compensation Committee accelerated the vesting date of options to purchase 50,000 shares of the Company's Common Stock held by Mr. Gentile to June 17, 1998, authorized the payment of a pro rata portion of any bonus he would otherwise have earned under the Company's bonus plan had he continued to be employed by the Company through April 30, 1999 (the end of the Company's 1999 fiscal year) and approved his leave with pay and benefits from and after the 1998 annual meeting of shareholders through December 31, 1998 (62+ days of which Mr. Gentile previously had earned and accrued under the Company's annual leave policy). Additionally, the Committee also accelerated the vesting date of options to purchase 40,000 shares of the Company's Common Stock held by Ronald B. Webster, the Company's Senior Vice President, to April 28, 1998. Mr. Webster retired on May 1, 1998. These options, which were granted to Mr. Gentile and Mr. Webster on May 21, 1995 under the Company's 1992 Employee Stock Plan, would automatically have vested in the normal course under the terms of such plan had Mr. Gentile and Mr. Webster retired on or after May 21, 1999.

PENSION PLANS
     The Company maintains a non-contributory qualified defined benefit pension plan, the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan (the "Pension Plan"), and a supplemental pension benefit plan (the "Supplemental Pension Benefit Plan"), covering full-time domestic employees. Effective May 1, 1995, retirement benefits under the Pension Plan are based on an employee's years of service and average annual compensation during the employee's five consecutive highest-paid years in the last ten years of service. Compensation for this purpose includes salary and other compensation paid by the Company and reportable on Form W-2, but excludes fringe benefits (cash and non-cash) including compensation related to stock option plans which is reported in the Summary Compensation Table in this Proxy Statement. The Code limits the amount of compensation that may be considered and the annual benefits which may be payable from the Pension Plan. Retirement benefits in excess of these limitations are provided under the Company's Supplemental Pension Benefit Plan which is a nonqualified arrangement.
     The following table shows the estimated annual benefits payable to a participant attaining age 65 in 1998 under the Pension Plan and the Supplemental Pension Benefit Plan for specified years of service at age 65. The table assumes that the given level of compensation is the compensation for the last calendar year in the five-year averaging period, and uses a 4.5 per-

--------------------------------------------------------------------------------
cent per year salary progression to determine five-year average compensation. The benefits shown in the table are the plan formula benefits, which include and reflect a reduction for Social Security benefits. Each of the benefits shown is payable as a straight life annuity. Benefits are reduced if a survivor's benefit is elected. On retirement at ages earlier than 65, benefits may be reduced depending upon age and service at retirement.




                                                Years of Service
                      --------------------------------------------------------------------------------------------------------
Compensation               15             20               25             30               35             40                45
------------------------------------------------------------------------------------------------------------------------------
  $125,000            $21,719        $28,958          $36,198        $43,454          $52,055        $60,657           $69,259
   150,000             26,879         35,840           44,800         53,776           64,098         74,420            84,742
   175,000             32,040         42,721           53,401         64,098           76,140         88,182           100,224
   200,000             37,201         49,602           62,003         74,420           88,182        101,945           115,707
   225,000             42,362         56,484           70,604         84,742          100,224        115,707           131,190
   250,000             47,523         63,365           79,206         95,064          112,267        129,470           146,673
   300,000             57,845         77,127           96,409        115,707          136,351        156,995           177,639
   400,000             78,488        104,653          130,816        156,995          184,520        212,045           239,571
   500,000             99,132        132,178          165,222        198,283          232,689        267,096           301,502
   600,000            119,776        159,703          199,629        239,571          280,858        322,146           363,434
   700,000            140,420        187,228          234,035        280,858          329,027        377,196           425,365
   800,000            161,064        214,753          268,441        322,146          377,196        432,247           487,297


     As of normal retirement age (65) or attained age, if later, the years of service credited for retirement benefits for the Company's Named Executives in the Summary Compensation Table would be as follows: 39 years for George M. Gentile; 17 years for Michael J. Cheshire; 17 years for Fredric K. Rosen; 44 years for Ronald B. Webster; and 24 years for Richard F. Treacy, Jr.
     The current compensation covered by the plans for the Named Executives does not differ substantially from that set forth in the annual compensation columns of the Summary Compensation Table except for Mr. Michael J. Cheshire whose current base salary as Chief Executive Officer is $500,000 per annum. Mr. Cheshire's current compensation arrangements are described in the Executive Employment Agreement section above.


401(k) PLAN
     The Company's 401(k) deferred compensation plan (the "401(k) Plan") covers full-time domestic employees who have attained age 21. Under the 401(k) Plan, participating employees may contribute from 2% to 15% of their salary on a "pretax" basis, subject to a calendar year limitation of $9,500 in 1997, and $10,000 in 1998, plus up to 10% of their salary on an "after-tax" basis. The Company matches 50% of the first 6% of a participant's pretax contribution, up to a maximum annual Company contribution of $800 per participant. In 1997, the Company amended the 401(k) Plan to permit participants to invest in additional funds under the plan, including Company stock. Upon termination of service, disability, death, or retirement, a participant is entitled to receive the value of his/her account, including any investment earnings or losses.

DEFERRED COMPENSATION PLAN
     In 1997, the Company established the Gerber Scientific, Inc. and Participating Subsidiaries Deferred Compensation Plan (the "Deferred Compensation Plan"), which allows certain highly compensated employees who have reached the maximum qualified pretax deferral amount under the 401(k) Plan to defer an additional portion of their compensation under the Deferred Compensation Plan. Eligibility for the Deferred Compensation Plan is determined annually based on compensation levels. Eligible participants may defer up to 15% of their "pretax" salary to the Deferred Compensation Plan less any amounts contributed to the 401(k) Plan. Participants may invest in a variety of funds under the plan, including a Company stock fund. The Deferred Compensation Plan is a nonqualified plan under the Internal Revenue Code. Compensation deferred under the plan is held in a trust that protects the assets from the effects of a change in management control or takeover, but not against the insolvency or bankruptcy of the Company or any of its subsidiaries.

PROPOSAL 2 -- APPROVAL OF CERTAIN AMENDMENTS TO THE GERBER SCIENTIFIC, INC. 1992 EMPLOYEE STOCK PLAN, AS AMENDED AND RESTATED AS OF MAY 1, 1997.


--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.
     The Company's shareholders have previously approved the Gerber Scientific, Inc. 1992 Employee Stock Plan, as amended and restated as of May 1, 1997 (the "Employee Stock Plan"). The Employee Stock Plan provides for grants of Incentive Stock Options, Nonqualified Options and Reload Options, (collectively, "Options"), Restricted Shares and Bonus Shares, and Performance Units to officers and other key employees of the Company or any of its majority-owned subsidiaries ("Subsidiaries") who make important and direct contributions to the success of the Company and its Subsidiaries. The purpose of the Employee Stock Plan is to allow the Company to offer as an additional incentive to these individuals the opportunity to increase their proprietary interest in the Company under conditions which will encourage their continued employment and to reward their contribution to creating shareholder value. The Management Development and Compensation Committee (the "Committee") of the Company's Board of Directors, which is responsible for compensation matters relating to the Company's key employees, recently determined that it was in the best interests of the Company to further amend the Employee Stock Plan. Accordingly, effective June 17, 1998, the Committee approved and adopted certain amendments to the Employee Stock Plan (the "Amendments") subject to approval by the Company's shareholders.

PROPOSED AMENDMENTS
     The proposed Amendments to the Employee Stock Plan are designed to further the original purpose of the Employee Stock Plan and to assist the Company in attracting, retaining, and motivating highly competent officers and other key employees. The Committee believes the Employee Stock Plan and the Amendments (sometimes collectively referred to as the "Amended Employee Stock Plan") will act as an incentive in motivating officers and other key employees to achieve long-term business objectives of the Company which will inure to the benefit of all shareholders of the Company. The proposed Amendments give the Committee added flexibility to make individual awards to meet changing business and tax strategies. The current Employee Stock Plan has been in effect since 1992 and provides that a maximum of 3,000,000 shares of Common Stock are available for the grant of Options, Restricted Shares and Bonus Shares under the Employee Stock Plan. As of the record date, July 20, 1998, 2,706,511 shares have been granted under the Employee Stock Plan and 294,489 shares are available for future grants. Based on market data of companies of comparable asset and revenue size, as prepared by the Company's Compensation Consultants, the Committee determined that it is in the Company's and the shareholders' best interests to have an additional 2,000,000 shares of the Company's Common Stock available for future issuance under the Employee Stock Plan during the remaining four year life of such plan. Thus, if the Amendments are approved by the shareholders, the total number of shares of Common Stock with respect to which future Options, Restricted Shares and Bonus Shares may be granted under the terms of the Employee Stock Plan shall be increased by 2,000,000 shares. Under these amendments to the Employee Stock Plan, the total authorized shares for the 10 year life of the plan shall be 5,000,000 of which 2,705,511 have, as of July 20, 1998, been granted in the past.
     In addition, the Employee Stock Plan currently provides that if any Options, Restricted Shares or Bonus Shares expire, are terminated unexercised, or are forfeited, these Options, Restricted Shares and/or Bonus Shares will be available for regrant by the Committee. The Amendments provide that any Options, Restricted Shares or Bonus Shares that are surrendered or otherwise withheld in payment of the exercise of another option or in satisfaction of tax withholding obligations will also be available for regrant by the Committee.
      Further, the Company is aware that during the past decade, various institutional and other shareholders have voiced concerns about plans of other companies which contain terms similar to the Employee Stock Plan. Although the Company believes that none of its actions under the Employee Stock Plan could reasonably be considered as objectionable by any shareholder under current informal standards, the Company desires to amend the Employee Stock Plan on such subjects as limitations on the number of Restricted Shares which may be granted, "re-pricing" of past option grants and the granting of Performance Units in conjunction with option grants. To further assure shareholders that such issues or practices are either not permitted or are appropriately limited under the proposed Amendments to the Employee Stock Plan, the Amendments provide that:
       A. The number of Restricted Shares or Bonus Shares that the Committee may grant under the plan is limited to 200,000 shares;
       B. No "Re-Pricing" of previously issued options by the Committee is allowed; and
       C. No Performance Units may be granted under the Employee Stock Plan after June 17, 1998.
     The Company also proposes certain other amendments to the Employee Stock Plan. The current definition of Retirement provides solely for a Participant's early retirement at age 55, if such Participant has no less than ten years of service to the Company and/or its Subsidiaries. As alternatives to such early retirement, the Amendments would define Retirement to also mean normal retirement at age 65, as defined under the Company's pension plan, or retirement at age 65 if the Company has no pension plan.
     The Employee Stock Plan now provides that no grants may be made after August 19, 2002. The Amendments will make clear that automatic grants of Reload Options made after August

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--------------------------------------------------------------------------------
19, 2002, pursuant to the Committee's specifications made prior to that date, are permitted. Further, the Employee Stock Plan currently terminates on August 19, 2002 or later, if Grants made before such date are outstanding. The Amendments clarify that the Employee Stock Plan will continue to remain effective so long as Reload Options automatically granted on or after August 19, 2002 remain outstanding.

     SUMMARY DESCRIPTION OF THE AMENDED EMPLOYEE STOCK PLAN. The following is a summary of the material features of the Employee Stock Plan, as amended. Capitalized terms used in this summary which are not defined herein have the meanings ascribed to them in the Employee Stock Plan and the Amendments. The full text of the Employee Stock Plan and the Amendments are available upon request from the Company's Secretary and this summary is qualified in its entirety by reference to the Employee Stock Plan and the Amendments.

     SHARES AVAILABLE UNDER THE AMENDED EMPLOYEE STOCK PLAN. The aggregate number of shares of Common Stock of the Company ("Common Stock") which were available for the grant of Options, Restricted Shares and Bonus Shares under the 1992 Employee Stock Plan, as amended, was 3,000,000 shares. Of that total amount, Options for 2,294,489 have already been granted under the plan leaving only 294,489 shares available for the issuance of Options over the remaining four year life of the Plan. The amendments to the plan, which are presented for approval by shareholders, would increase the number of shares available for future grants over the remaining four year term of the plan by 2,000,000 shares. These additional shares for the remainder of the four year term of the plan would increase the total number of shares available for issuance under the entire term of this ten year plan to 5,000,000 shares in the aggregate, but of that aggregate ten year amount, only 2,294,489 shares (plus any shares available due to the forfeiture of options or surrender of shares in payment of the exercise price of any option or related withholding taxes) would be available for issuance in the future over the remaining four year life of the plan. The aggregate number of Restricted Shares which may be granted in the future under the Amended Employee Stock Plan after approval by shareholders of the proposed amendments is 200,000.
     The shares of Common Stock issuable upon exercise of Options, Restricted Shares, and Bonus Shares may be authorized but unissued shares or shares which have been reacquired by the Company, including shares purchased in the open market. If any Restricted Share, Bonus Share or Option expires, is terminated unexercised, is forfeited, or is surrendered or otherwise withheld to pay the exercise price of other options or to satisfy tax withholding obligations, new Restricted Shares, Bonus Shares and/or Options may thereafter be granted covering such shares.
     The Amended Employee Stock Plan includes anti-dilution provisions that provide for proportionate adjustments in the number of shares of Common Stock available for grant of Options, Restricted Shares, and/or Bonus Shares under the plan, and in outstanding Options, Restricted Shares, Bonus Shares and Performance Units (collectively "Grants") in the event of certain corporate restructuring events, dividends in stock, or similar transactions.

     ELIGIBILITY. Grants may be made only to key employees, including officers, who on the date of grant are employed by the Company or any of its Subsidiaries and have managerial, supervisory, professional, scientific, engineering, or similar responsibilities. The Amended Employee Stock Plan defines Subsidiary to include any corporation or business entity in which the Company directly or indirectly owns fifty percent of the ownership interest. A Director of the Company or any Subsidiary who is not an employee is not eligible to receive Grants under the Amended Employee Stock Plan. Approximately 200 employees are currently eligible to receive Grants under the Amended Employee Stock Plan.

     ADMINISTRATION. The Amended Employee Stock Plan is to be administered by a committee of not less than two members of the Company's Board of Directors (the "Committee"). It is expected that each member of the Committee will be a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and an "outside director" as that term is defined under Section 162(m) of the Internal Revenue Code. The Management Development and Compensation Committee of the Board of Directors serves as the Committee. Among its responsibilities, the Committee has sole and exclusive discretion (subject to the terms of the Amended Employee Stock Plan) to designate key employees to whom Grants are to be made; to authorize and make Grants; to determine the number of shares subject to each Option and the number of Options granted pursuant to any Grant Agreement, the market value to be used as the Option Price thereof, provided that the Committee may not reduce the Option Price of any Option once the Option is granted, whether the Options covered thereby are Incentive Stock Options or Nonqualified Options, and in the case of Nonqualified Options, whether the Participant shall be granted a Reload Option; Restricted Shares and/or Bonus Shares granted to any Participant; to determine the time or times when and the manner in which each Option shall be exercisable; to determine the time or times when, and the conditions to and manner in which, each previously granted Performance Unit shall be paid; to establish the criteria, including but not limited to performance-based criteria, for the vesting and/or acceleration of the vesting of Grants; to determine the duration of the exercise period for each Option; to determine the terms, conditions, and restrictions on Restricted Shares and/or Bonus Shares, if any; and to make all other determina-

--------------------------------------------------------------------------------
tions deemed necessary or advisable for the administration of the Amended Employee Stock Plan. The terms of each Grant will be reflected in a Grant Agreement executed by the recipient of the Grant and a proper officer of the Company. Although the Committee has granted Performance Units which are currently outstanding, as permitted by the Employee Stock Plan, the Amendments provide that no additional Performance Units will be granted under the Amended Employee Stock Plan.

OPTIONS
     TYPES OF OPTIONS. Options may be granted under the Amended Employee Stock Plan as Incentive Stock Options or as Nonqualified Options. Options that are granted as Incentive Stock Options are intended to satisfy the requirements of Code Section 422.

     EXERCISE PRICE. The price per share of Common Stock subject to Options will be no less than 100% (110% in the case of a grant of an Incentive Stock Option to an owner of more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries) of the fair market value of such stock on the grant date.

     DURATION OF OPTIONS. Each Grant Agreement will specify the exercise period for an Option. No Option will be exercisable later than ten years from the date of its grant, or five years from the date of its grant in the case of an Incentive Stock Option granted to an owner of more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries.

     EXERCISE OF OPTIONS. Options will be exercisable on or following the date or dates determined by the Committee and specified in each Grant Agreement. The Committee may exercise discretion to change the date on which an outstanding Option becomes exercisable; provided, that an exercise date designated in a Grant Agreement may not be changed to a later date without the consent of the Participant. Option Grants under the Amended Employee Stock Plan may provide for accelerated vesting upon attaining certain preestablished performance goals, which will be specified in Grant Agreements relating to such Options.
     The following terms will apply to an Option granted under the Amended Employee Stock Plan: (i) an Option will become fully vested and exercisable as of the date a Participant terminates employment with the Company or its Subsidiaries because of the Participant's death or Permanent Disability; (ii) an Option or part thereof that would become exercisable within two years from the date a Participant terminates employment with the Company or its Subsidiaries because of Retirement (as redefined) (without regard to any accelerated vesting upon attainment of performance goals) will become immediately exercisable at the time of Retirement; (iii) in the event of a Change of Control of the Company, all unexercised outstanding Options will become immediately exercisable in full and generally may be exercised any time on or after the first day following public disclosure of the Change of Control, except that in the event of a Change of Control by reason of a merger, consolidation, liquidation, dissolution or sale of all or substantially all of the assets of the Company, Options will become exercisable and may be exercised as of the effective date of such event and, if not exercised and proper notice is given, will expire on such date. Also, in the event a Grant Agreement includes provisions with respect to accelerated vesting upon the attainment of performance goals, and as of the date of a Participant's termination of employment due to Retirement the Company has completed a performance period, but the Committee has not yet certified the attainment of the applicable performance goals, then the Participant will become vested upon such certification in such Options as have become vested as a result of the attainment of such performance goals.
     An Option granted under the Amended Employee Stock Plan that has become exercisable generally may be exercised following termination of employment with the Company or any of its Subsidiaries, to the extent it was or becomes exercisable on the date of such termination, within the earlier of the expiration date of the Option or (subject to certain exceptions for death, Permanent Disability, or Retirement as discussed below) thirty days after such termination. Options will expire on the date of termination if termination is the result of the Participant's fraud or other gross misconduct. The Amended Employee Stock Plan provides that if employment terminates as a result of Retirement, death, or Permanent Disability, the exercise period is extended to the earlier of the expiration date of the Option or five years following the date of Retirement, death, or Permanent Disability. If a Participant dies within five years following termination of employment by reason of Retirement or Permanent Disability, an Option may be exercised within the greater of (i) one year following the date of death or (ii) the remainder of the five-year period following such Retirement or Permanent Disability, but in no event later than the expiration date of the Option.
     Under the Amended Employee Stock Plan, "Retirement" is defined to mean termination of employment for reasons other than Permanent Disability or death at or after a Participant's fifty-fifth birthday if such Participant has at least ten years of service with the Company and/or its Subsidiaries, or at the normal age of retirement as defined under the Company's pension plan, or at age 65 if the Company has no pension plan.
     Payment for stock purchased upon exercise of an Option must be made in full at the time of exercise, either in cash, by delivery of shares of Common Stock, or by reduction in the number of shares of Common Stock issuable upon such exercise.
     RELOAD OPTIONS. The Amended Employee Stock Plan authorizes the Committee to specify at or after the time of grant

--------------------------------------------------------------------------------
of a Nonqualified Option (the "Original Option") that a Participant shall be automatically granted a Nonqualified Option (a "Reload Option") in the event a Participant exercises all or part of the Original Option within five years of the date of grant of the Original Option and makes payment therefor by means of a cashless exercise through (i) the issuance of shares of Common Stock upon exercise of the Original Option directly to the Participant's broker upon receipt by the Company of the purchase price in cash from the broker, (ii) a reduction in the number of shares issuable upon exercise or (iii) delivery of already owned shares of Common Stock of the Company.
     Each Reload Option shall (i) grant the Participant the right to purchase the number of shares of Common Stock equal to the number of shares of Common Stock directly or indirectly surrendered to the Company or sold in certain cashless broker assisted exercises in payment of the purchase price and any related withholding taxes required to be paid under or in connection with the Original Option, (ii) have an Option price equal to the fair market value of a share of Company Common Stock on the grant date of such Reload Option, (iii) expire at the end of the Option period of the Original Option, (iv) vest and become exercisable at such time and in such manner as the Committee shall determine, and (v) have such other terms and conditions as the Committee may determine.

     PERFORMANCE UNITS. The Amended Employee Stock Plan does not permit the Committee to grant any additional Performance Units.

     RESTRICTED SHARES. The Committee is authorized to grant Restricted Shares under the Amended Employee Stock Plan. Restricted Shares are Common Stock which have been granted to a Participant but which may not be sold or disposed of, and which may be forfeited in the event of termination of employment and/or failure to meet certain other conditions established by the Committee prior to the end of a restricted period specified by the Committee. A Participant granted Restricted Shares generally has all of the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Committee. Unless the Committee determines otherwise at the time of the Grant, the restrictions on Restricted Shares will lapse upon a Change of Control. No more than 200,000 Restricted Shares may be granted under the Amended Employee Stock Plan.

     BONUS SHARES AND OTHER GRANTS. The Committee is authorized to grant shares of Common Stock of the Company as a bonus free of restrictions, or to grant shares, which is now subject to the 200,000 share limitation applicable to Restricted Shares, or make other Grants in lieu of obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

     AMENDMENT AND TERMINATION. The Committee may amend the Amended Employee Stock Plan from time to time as it deems advisable; provided, however, that no amendment will become effective without prior approval of the shareholders which would (i) materially increase the benefits accruing to Insider Participants,
(ii) materially increase the number of securities which may be issued under the Amended Employee Stock Plan to Insider Participants, or (iii) materially modify the requirements as to eligibility for participation in the Amended Employee Stock Plan to add a class of Insider Participants. Any increase in the number of shares available under the Amended Employee Stock Plan for grant as Incentive Stock Options and any change in the designation of the group of employees eligible to receive Incentive Stock Options will be subject to shareholder approval. No amendment of the Amended Employee Stock Plan may, without the consent of the holder of an existing Grant, adversely affect the Participant's rights thereunder.
     The Board of Directors may terminate the Amended Employee Stock Plan at any time. Unless terminated sooner, it will terminate on August 19, 2002, except with respect to Grants made under the Plan prior to such date, and automatic Reload Options granted on or after such date pursuant to the Committee's specification made prior to such date.

     OTHER TERMS AND CONDITIONS. The Amended Employee Stock Plan provides that the maximum number of shares of Common Stock with respect to which Options, Restricted Shares and Bonus Shares may be granted under the Amended Employee Stock Plan to any Participant cannot exceed 300,000 shares in any two-year period, subject to adjustment under the Plan's anti-dilution provisions.
     Options granted under the Amended Employee Stock Plan are not transferable other than by will or by the laws of descent and distribution, provided that, except in the case of Options previously granted in connection with Performance Units, the Committee, in its sole and absolute discretion, may permit transfer by gift to or for the benefit of family members of the Participants. Performance Units are not transferable under any circumstances.
     The Amended Employee Stock Plan provides that as a condition of a Participant's right to exercise an Option or to receive payment under a Performance Unit that the Participant pay, consent to the withholding by the Company of, or make other provision satisfactory to the Company for the payment of, any federal, state, or other taxes that the Company is obligated to withhold or collect with respect to Options and/or Performance Units.

--------------------------------------------------------------------------------
     Change of Control is defined in the Amended Employee Stock Plan to mean (i) the acquisition of beneficial ownership of 30% or more of the combined voting power of the Company's then outstanding voting securities by any person or group (with certain exceptions); (ii) the first purchase of shares of Common Stock pursuant to a tender offer or an exchange offer, other than an offer by the Company or any of its Subsidiaries; or (iii) approval by shareholders of the Company of a merger, consolidation, liquidation, or dissolution of the Company, or of the sale of all or substantially all of the assets of the Company.

     PARTICIPATION IN THE AMENDED EMPLOYEE STOCK PLAN BY EXECUTIVE OFFICERS AND OTHER EMPLOYEES. It is not possible to determine the amount of Options that will be granted to any officer or other employee under the Amended Employee Stock Plan in future years since the grants under the Amended Employee Stock Plan are within the discretion of the Committee. Information regarding grants made under the Employee Stock Plan to each of the Company's Named Officers for the fiscal year ended on April 30, 1998 is provided in Table IV of this Proxy Statement entitled Option Grants in Last Fiscal Year.
     As of July 20, 1998, 294,489 shares remained available for grants under the Employee Plan. If the Amendments are approved by Shareholders, an aggregate of 2,000,000 shares will be available for issuance under the Amended Employee Plan. On April 30, 1998, the market price for shares of Common Stock of the Company was $25.50 per share.

FEDERAL INCOME TAX CONSEQUENCES
NONQUALIFIED OPTIONS. Generally, a Participant will not realize taxable income at the time a Nonqualified Option is granted, nor will the Company be entitled to a deduction at that time. Upon exercise, the employee generally will be treated as receiving compensation, taxable as ordinary income, in an amount equal to the difference between the fair market value of the shares at the time of exercise and the Option Price. At that time, subject to the limitations of
Section 162(m) of the Internal Revenue Code ("Section 162 (m)"), the Company normally will be entitled to a tax deduction in an amount equal to the amount included in income by the employee.
     If a Participant pays all or a portion of the Option Price for a Nonqualified Option by surrendering previously acquired Common Stock, the exchange will not affect the tax treatment of the exercise. Upon such exchange, no gain or loss is recognized upon the surrender of the previously acquired shares of Common Stock to the Company, and the shares received by the Participant equal in number to the surrendered shares will have the same basis and holding period for capital gain or capital loss purposes as the surrendered shares. Shares received by the Participant in excess of the number of surrendered shares will have a basis equal to the fair market value of the Common Stock on the date of exercise and the holding period for capital gains purposes will commence on that date.
     Upon the sale of stock acquired upon exercise of a Nonqualified Option, the difference between any amount realized upon the sale and the fair market value of the shares at the time of exercise (or the basis of already owned shares of Common Stock surrendered to the Company in payment of the Option Price) will be treated as a long or short-term capital gain or capital loss depending on how long the stock has been held.

     INCENTIVE STOCK OPTIONS. Generally, a Participant will not realize taxable compensation income at the time an Incentive Stock Option is granted or exercised. However, except in the event of death or disability, if an Incentive Stock Option is exercised more than three months following the Participant's termination of employment (a disqualifying exercise), the Participant will be treated as receiving compensation and will recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the Option Price. Also, the excess of the fair market value of the shares received upon exercise of the Incentive Stock Option and the Option Price is potentially subject to the alternative minimum tax. If a Participant exercises an Incentive Stock Option by surrendering previously acquired shares of Common Stock, the exchange will not affect the tax treatment of the exercise. Upon such exchange, and except for disqualifying dispositions discussed below, no gain or loss is recognized upon the surrender of the previously acquired shares to the Company, and the shares received by the Participant equal in number to the surrendered shares will have the same basis and holding period for capital gain or capital loss purposes as the surrendered shares. Shares received by the Participant in excess of the number of surrendered shares will have a basis of zero and a holding period that commences on the date shares are issued to the Participant upon exercise of the Incentive Stock Option.
     When stock covered by an Incentive Stock Option is sold, the Participant will be taxed on the difference between the sales price and the exercise price. If the Participant has held the stock for at least one year after exercise of the Incentive Stock Option and two years after the date the Incentive Stock Option was granted, the gain, if any, will be treated as a long-term capital gain. If a Participant sells stock covered by an Incentive Stock Option in a disqualifying disposition, i.e., within one year after the exercise of the Incentive Stock Option or within two years after the grant of the Incentive Stock Option, the Participant will be treated as receiving compensation, taxable as ordinary income, in the year of the disqualifying disposition in the amount of the difference between the Option Price and the lesser of the fair market value of the stock on the date of exercise and the sales price of the stock. Any amount recognized as ordinary income upon the exercise of an Incentive Stock Option is added to the Option Price (or the basis of already owned shares

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of Common Stock surrendered to the Company in payment of the Option Price) in determining the Participant's basis in the shares sold. In addition, under these circumstances, there may be an adjustment in the calculation of the Participant's alternative minimum tax. The Company generally is not entitled to a deduction as a result of the grant or exercise of an Incentive Stock Option. However, if the Participant recognizes ordinary income as a result of a disqualifying exercise or disposition, the Company is entitled to a deduction of an equivalent amount in the taxable year of the Company in which the disqualifying disposition or exercise occurs, subject to the deduction limitations under Section 162(m).

     PERFORMANCE UNITS. Participants who have previously been granted Performance Units did not recognize income at the time of grant. However, at the time the value of a Performance Unit is paid to a Participant, the full amount of the payment is treated as compensation that is taxable as ordinary income to the Participant, and will be subject to tax withholding at the time it is paid. Subject to the limitations of Code Section 162(m), the Company generally is entitled to claim an income tax deduction in an amount equal to the amount of ordinary income realized by the employee.

     RESTRICTED SHARES AND BONUS SHARES. A grant of Restricted Shares generally does not constitute a taxable event for a Participant or the Company. However, a Participant will be subject to tax, at ordinary income rates, when any restrictions on ownership of the Restricted Shares lapse. The Company will be entitled to take a commensurate deduction at that time, subject to the deduction limitation under Section 162(m) of the Code.
     A Participant may elect to recognize taxable ordinary income at the time Restricted Shares are awarded in an amount equal to the fair market value of the shares at the time of grant, determined without regard to any forfeiture restrictions. If such an election is made, the Company will be entitled to a deduction at that time in the same amount, subject to the deduction limitation under Section 162(m) of the Code. Future appreciation on the shares will be taxed at the capital gains rate when the shares are sold. However, if, after making such an election, the shares are forfeited, the Participant will be unable to claim a deduction.
     A grant of Bonus Shares will generally result in taxable income to the Participant at the time of the grant in the amount of the fair market value of the Bonus Shares at the time of grant. The Company will normally be entitled to a tax deduction in the same amount, subject to the deduction limitation under
Section 162(m).

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) generally disallows a federal income tax deduction to any publicly held company for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer or any of the other four most highly compensated officers whose compensation is required to be reported in the Summary Compensation Table of the Corporation's Proxy Statement ("Named Executive Officers"). Exceptions are made for, among other things, qualified "performance-based compensation." Qualified performance-based compensation means compensation paid solely on account of the attainment of objective performance goals, provided that (i) performance goals are established by a compensation committee consisting solely of two or more outside directors, (ii) the material terms of the performance-based compensation are disclosed to and approved by shareholders in a separate shareholder vote prior to payment and (iii) prior to payment, the compensation committee certifies that the performance goals were attained and other material terms were satisfied. As was the case with the Employee Stock Plan, the Amended Employee Stock Plan is designed to conform with the performance-based compensation exception to Section 162(m). However, the regulations promulgated under that Section are subject to interpretation and compensation received under this plan may not qualify for the exclusion provided thereby.

     SECTION 280G OF THE CODE. Under certain circumstances, the accelerated vesting or exercise of Options or the accelerated lapse of restrictions with respect to other Grants in connection with a Change in Control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the Participant may be subject to a 20% excise tax and the Company may be denied a tax deduction.

VOTE REQUIRED FOR APPROVAL
     Pursuant to the By-Laws of the Company and Connecticut state law, the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting is required for the adoption of the amendments to the Employee Stock Plan. Abstentions will have the same effect as votes "against" this proposal.
     If the Amendments are not approved by the Company's shareholders, the Employee Stock Plan will continue in effect in the form most recently approved by the Company's shareholders on September 12, 1997.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE EMPLOYEE STOCK PLAN.

PROPOSAL 3 -- APPROVAL OF CERTAIN AMENDMENTS TO THE GERBER SCIENTIFIC, INC. NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.


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THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

     The Company's shareholders have previously approved the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan, as Amended and Restated as of September 12, 1997 (the "Director Plan"). The purpose of the Director Plan is to promote the long-term success of the Company by aligning the interest of the non-employee Directors more closely with the interests of shareholders. The Board believes that the awarding of Options to purchase the Company's Common Stock provides non-employee Directors with additional inducements to remain in the Company's service and increased incentives to work toward its long-term success.

PROPOSED AMENDMENTS
The Compensation Consultants reviewed the provisions of the Director Plan. Based on market data of companies of comparable asset and revenue size, prepared by the Company's Compensation Consultants, the Board determined that it is in the Company's and the shareholders' best interests to increase the automatic annual award of stock options for non-employee Directors to 3,000 shares per year and have an additional 100,000 shares of the Company's Common Stock made available for future issuance under the Director Plan. As of the record date, July 20, 1998, approximately 25,000 shares have been granted or are due for grant by automatic annual awards to non-employee Directors under the terms of the non-employee Director Plan and 50,000 shares are available for future grants.
     Provided shareholders approve the proposed amendments to the non-employee Director Plan, the automatic grants to non-employee Directors under the plan will increase from 1,000 to 3,000 shares per year and the number of shares available for automatic grants will be increased by 100,000 shares to a total of 175,000 shares. The amendments do not increase the 250,000 aggregate number of shares which may be purchased under the plan.
     The Board of Directors now submits these Amendments to the shareholders for their approval. The full text of the Director Plan and these Amendments are available from the Company upon request and the summary description of the proposed Amendments and Director Plan, as amended, as described in this Proxy Statement is qualified in its entirety by reference to the Director Plan and the Amendments.
    The Board believes that the proposed amendments to the Director Plan, if approved by the shareholders, will encourage Directors to increase their holdings in the Company's Common Stock and enhance the Company's ability to attract and retain qualified non-employee Directors.

SUMMARY DESCRIPTION OF THE DIRECTOR PLAN AS PROPOSED TO BE AMENDED.

SHARES AVAILABLE UNDER THE DIRECTOR PLAN. The maximum number of shares of Company Common Stock approved for grant of Options under the Director Plan, as proposed to be amended (the "Amended Director Plan") is 175,000, of which approximately 25,000 shares have been granted or are due for grant. The aggregate number of shares which may be purchased under the Plan is 250,000. The shares of Common Stock issuable upon the exercise of Options may be authorized but unissued shares of Company Stock or shares of Company Stock which have been reacquired by the Company, including shares purchased on the open market. The number of shares available under the plan, the number of shares issuable upon the exercise of Options, and the exercise price of Options will be proportionately adjusted in the event of certain corporate restructuring events, stock dividends, or similar transactions. If any Option terminates, expires, or is canceled without having been exercised in full, the shares reserved to satisfy such option shall be available for subsequent option grants in accordance with the terms of the plan.

     ELIGIBILITY. All Directors who are not employees of the Company or its Subsidiaries, and who have not been employees of the Company or its Subsidiaries during the preceding twelve months, are eligible to participate in the Amended Director Plan. Six of the nine current Directors will or have received Options under the Director Plan and all such non-employee Directors will continue to be eligible to receive options under the Amended Director Plan.

     GRANT OF OPTIONS. Yearly grants of Options to purchase 3,000 shares of Common Stock will be made automatically each May 1 to all eligible non-employee Directors in office on that date. The increase from 1,000 and to 3,000 was effective as of May 1, 1998, conditioned upon approval of the amendments by the shareholders. No Option may be granted under the Director Plan after September 23, 2002.

     EXERCISE PRICE. The price per share of Company Common Stock subject to Options granted under the Director Plan is 100% of the fair market value of a share of such stock on the day such Option is granted. On April 30, 1998, the closing price of the Company's Common Stock as reported in the New York Stock Exchange-Composite Transactions listing was $25.50 per share. Payment for stock purchased upon exercise of an Option must be made in full at the time of exercise, either in cash or by delivery of previously-owned shares of Company Common Stock.

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     DURATION OF OPTIONS. An Option granted under the Amended Director Plan may be exercised no later than 10 years from the date such Option is granted.
     EXERCISE OF OPTIONS. All Options granted under the Amended Director Plan are exercisable immediately.
     In the event that a non-employee Director is terminated for cause, all Options granted to such director under the Amended Director Plan expire immediately upon termination. In all cases other than termination for cause, the non-employee Directors have five years (up to six years in the event of death in the fifth year after termination) from the date of termination as a Director to exercise the Options. In no event will any Options under the plan be exercisable at a date later than the expiration date of the Options.

     OPTION TO RECEIVE DIRECTOR FEES IN STOCK RATHER THAN CASH. The Amended Director Plan authorizes the Board to give non-employee Directors the option to receive all or a portion of the fees payable to them for services as a Director, including annual retainer, meeting and committee service fees ("Director Fees") in shares of Company stock rather than in cash. This allows non-employee Directors to acquire the stock at then current market values without incurring brokerage fees. The stock that a Director would receive in lieu of Director Fees would be unrestricted stock that, unless deferred, would be owned outright by the Director. The Amended Director Plan also authorizes the Board to give non-employee Directors the option to defer all or a portion of any Director Fees in Company stock. The Company maintains records of deferrals in unfunded accounts, and credits the deferred share account of each non-employee Director who elects to defer Director Fees payable in stock with an amount of Company Common Stock equal in value to the amount of dividends on any deferred stock. Directors who defer compensation in the form of stock are not entitled to vote the shares or have any other benefits of ownership of the deferred shares (other than the above-mentioned dividend credits) during their deferral periods. There are a number of special restrictions which apply to the deferral option in order to qualify it for deferral treatment under the federal income tax law. Among the restrictions is the requirement that the election to defer be made prior to the time of the performance of the Director's services. In addition, with respect to their deferral accounts, the Directors would have the status of general, unsecured creditors of the Company. In this regard, a deferral account under the Amended and Restated Plan constitutes a mere promise by the Company to make payments in the future.

     ADMINISTRATION. The Amended Director Plan will be administered by the Board although it does not have any discretion with respect to matters concerning eligibility to participate in the Director Plan, the timing, amount and term of Options granted, and Option exercise prices.

     AMENDMENT AND TERMINATION. The Board of Directors has the right to amend or terminate the Amended Director Plan at any time, provided that no amendment shall be made which would (i) materially increase the benefits accruing to non-employee Directors, (ii) materially increase the number of securities which may be issued to non-employee Directors, or (iii) materially modify the eligibility requirements for participation in the Amended Director Plan, unless shareholder approval is obtained. Further, the provisions of the Amended Director Plan relating to eligibility to participate and the price, amount, and timing of awards cannot be amended more than once every six months, unless such amendment is made to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Under the Amended Director Plan, no amendments are permitted which would adversely affect the rights of non-employee Directors to any shares theretofore credited to a deferred stock account in accordance with the plan. Unless terminated sooner, the Amended Director Plan will terminate on September 23, 2002, except that Options granted prior to such date will continue to be exercisable in accordance with their terms, stock deferrals made prior to that date shall remain outstanding and be paid when due thereafter and dividends in the form of accruals in Company Common Stock will continue to be credited to deferred stock accounts until all such deferred stock has been paid out.

     CERTAIN PLAN BENEFITS. The proposed amendments to the Director Plan were approved by the Board on June 17, 1998, effective as of May 1, 1998. Thus, effective May 1, 1998, A. Robert Towbin, Edward E. Hood, Jr., William Jerome Vereen, Donald P. Aiken, Carole F. St. Mark and David J. Logan (the current non-employee Directors) each accrued rights to receive Options to purchase 3,000 shares of the Company's Common Stock pursuant to the Director Plan, 2,000 of which are contingent on shareholder approval of the Amendments to the Director Plan. The exercise price of these options is $24.875 per share, the closing price of the Company's Common Stock on May 1, 1998. Non-employee Directors will automatically receive Options to purchase 3,000 shares each year through 2002 under the Plan if the proposed Amendments are approved. If the proposed amendments are not approved by shareholders, these Directors will receive Options to purchase 1,000 shares on May 1 of each year in accordance with the terms of the current Director Plan.
     FEDERAL INCOME TAX CONSEQUENCES. Options granted under the Director Plan are not intended to qualify as Incentive Stock

--------------------------------------------------------------------------------
Options under Section 422 of the Code. A non-employee Director who receives an Option pursuant to the Director Plan will not realize any taxable income upon the grant of the Option. However, a non-employee Director will recognize income on the exercise date in an amount equal to the difference between the fair market value of the shares of stock acquired upon the exercise of the Option and the Option exercise price. In the event that a non-employee Director exercises an Option by surrendering Company Common Stock already owned by the non-employee Director with a fair market value equal to all or a portion of the exercise price, the non-employee Director will not recognize any gain or loss upon the surrender of already-owned shares of Company Common Stock for an equal number of new shares of such stock. In addition, the basis and holding period of the old shares is carried over to an equal number of new shares. The Company may claim a deduction for compensation paid in the same amount and at the same time as the compensation is taxable to the non-employee Director. If the non-employee Director subsequently sells the shares acquired upon exercise, the difference between any amount realized upon the sale and the fair market value of the shares at the time of exercise (or the basis of already owned shares of Common Stock surrendered to the Company in payment of the Option Price) will be taxed as a capital gain or loss.
     Director Fees that a Director elects to receive in stock and defer under the Amended and Restated Director Plan will become subject to Federal income taxation to the Director only as and when stock is actually paid over to the Director. The Company will become entitled to a compensation expense deduction at the same time. The same treatment applies to dividends credited to the Director's account during the period of deferral.

VOTE REQUIRED FOR APPROVAL
     Pursuant to the By-Laws of the Company and Connecticut state law, the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting is required for approval of the Amendments to the Director Plan. Abstentions will have the same effect as votes "against" the proposal.
     If the Amendments are not approved by the Company's shareholders, the Director Plan will continue in effect in the form approved by the Company's shareholders on September 12, 1997.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE DIRECTOR PLAN.

PROPOSAL 4 -- APPROVAL OF THE GERBER SCIENTIFIC, INC., 1999 - 2001 ANNUAL INCENTIVE BONUS PLAN.


--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

     The Management Development and Compensation Committee (the "Committee") of the Company's Board of Directors approved and established the terms of the Gerber Scientific, Inc. 1999-2001 Annual Incentive Bonus Plan effective as of May 1, 1998 (the "Plan") for each of the three (3) fiscal years beginning on May 1, 1998 and ending April 30, 2001, subject to the approval of the shareholders. The Plan provides for bonus awards to be a function of the profits of the Company and its subsidiaries and the growth in those profits. The Committee believes that a significant portion of executive compensation should be at risk, tied to the profitability of the Company and its subsidiaries in order to enhance shareholder value. Accordingly, the terms and conditions of the Plan are designed to provide an incentive for executives and other employees, thereby aligning the financial interests of these employees with the annual profitability of the Company or the subsidiary for which they primarily are responsible.
     The full text of the Plan is set forth in Appendix A to this Proxy Statement and the following summary is qualified by reference to the terms set forth in Appendix A.

ELIGIBILITY.
     The participants in the Plan will be the executive officers of the Company and the Company's domestic subsidiaries, including the Named Executives, and most other full-time employees of the Company or any domestic subsidiary who on the last day of the fiscal year will have been so employed for at least six months. Expressly excluded from the Plan are certain employees who participate in other forms of cash incentive compensation plans, employees of foreign branches of the Company or any of its foreign subsidiaries and employees under any form of collectively bargained wage or benefit contract. It is estimated that approximately 1,500 employees, including the Named Executives, will participate in the Incentive Bonus Plan in the initial year of the Plan.

BONUS POOLS.
     Awards will be made annually under the Plan and will be limited to amounts accrued in the bonus pools provided for in the Plan. Separate bonus pools are provided for key employees of the Company (as distinguished from employees of any of the Company's subsidiaries), other eligible Company employees, key employees of each of the Company's domestic subsidiaries, and for all other eligible employees of each such subsidiary. The bonus pools for key employees and all other eligible employees of the Company for each fiscal year are based on the consolidated pretax profit of the Company and all of its subsidiaries for such fiscal year. The bonus pools for each of the domestic subsidiaries each year are based on the pretax profit of such subsidiary (consolidated with its subsidiaries) for such fiscal year. In calculating these pools, profits are adjusted to exclude the following factors: Bonus charges associated with the Plan; the effects of Foreign Sales Corporation activity; the effects of any material changes in accounting principles not required by the FASB but adopted by the Company; all costs incurred due to discontinued operations and/or restructuring subject to the Committee's discretion to include such charges. In addition, the effects of outside legal costs and recoveries (including legal fees and expenses, court costs, settlement amounts and court awards) for patent infringement lawsuits paid by the Company or any subsidiary of the Company will be amortized as a charge against adjusted pretax profit over the following 60 months while any settlement amounts or court awards paid to the Company or any of its subsidiaries resulting from a patent infringement lawsuit will be first offset against patent infringement costs and the balance will be amortized over three years and included in pretax profits. Additionally, the computation of bonus pools for subsidiaries excludes all interest income or expense, and the amortization of goodwill but shall include the equivalent income tax savings from investment in tax exempt securities.
     The Company will maintain two separate bonus pools, one for key employees of the Company and one for all other eligible employees of the Company. The bonus pool for the key employees of the Company will have available for annual distribution to the participants in such pool 1% of the adjusted consolidated pretax profit of the Company and its subsidiaries for the fiscal year, plus 3% of the improvement, if any, in such adjusted pretax profit in the fiscal year over 70% of the highest such annual adjusted consolidated pretax profit reported by the Company in any of the three immediately prior fiscal years. The bonus pool for all other eligible employees of the Company will have available for annual distribution to the participants therein 1/4 of 1% of the adjusted consolidated pretax profit of the Company and its subsidiaries for the fiscal year.
     Each of the Company's domestic subsidiaries will maintain two separate bonus pools, one for key employees of the subsidiary and one for all other eligible employees of that subsidiary. The bonus pool for the key employees of each subsidiary will have available for annual distribution to the participants in such pool 1% of the adjusted pretax profit of such subsidiary for the fiscal year plus 3% of the improvement, if any, in such adjusted pretax profit over 70% of the highest such annual adjusted consolidated pretax profit achieved by such subsidiary in any of the three immediately prior fiscal years. The bonus pool for all other eligible employees of each such subsidiary will have available for annual distribution to participants therein 2% of the adjusted consolidated pretax profit of that subsidiary for the fiscal year.
     No cash bonuses will be paid to participants under the plan except to the extent funds are available in the appropriate bonus pool. Named Executives will participate either in the Company's

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key employee bonus pool or, if a Named Executive is the president of a participating subsidiary, in the key employee bonus pool for that subsidiary.

TARGETED BONUS PERCENTAGES AND MAXIMUM CASH BONUS AWARDS.
     The targeted bonus potential for annual cash bonus awards is fixed as a percentage of each participant's "regular wages" paid as such term is defined in the Plan. Cash bonus awards are made under the plan according to these targets only to the extent that the funds are available in the applicable bonus pool. The targeted bonus potential for the Company's Chief Executive Officer is 75% and the maximum cash bonus payable to such officer under the Plan shall not exceed 150% of regular wages paid to the Chief Executive Officer. The targeted bonus potential for other Company officers and subsidiary presidents, including Named Executives other than the Company's Chief Executive Officer, is 50% and the maximum cash bonus payable to such officers is 100% of the regular wages paid to them. The targeted bonus potential for other key employees is 30% and the maximum amount payable to any such person shall not exceed 60% of regular wages paid. The maximum bonus payable to all other eligible employees shall not exceed 10% of regular wages paid to such persons. Bonus pools are allocated among participating employees by dividing the total amount in each applicable bonus pool by the sum of the regular wages paid to all participants, weighted by target bonus potential, to produce an actual bonus percentage. This percentage is then multiplied by the participant's regular wages paid to determine the actual bonus amount. Named Executives and other key employees may, in addition to their cash awards, receive Restricted Stock in an amount equal to up to one-sixth of their total bonus award if they elect to make the maximum stock election as described below.

STOCK ELECTION.
     Key employees, including the Named Executives, may elect to use up to 50% of their annual cash bonus award (less tax withholding) to purchase Common Stock of the Company. For key employees who make such election, the Company will grant additional shares of restricted Common Stock equal in value to one-third of the bonus amount elected to be taken in stock. For example, a key employee who is awarded a bonus of $60,000 can elect to use up to $30,000 (less tax withholding) of his or her cash bonus award to purchase Common Stock. If such key employee thus elects to use $30,000 (less tax withholding) to purchase Common Stock, the Company will grant the key employee additional shares of restricted Common Stock having a fair market value equal to $10,000. These restricted shares shall vest ratably over a three-year period. If a key employee ceases employment with the Company or its subsidiaries for reason other than retirement, death, disability or change in control of the Company (as such terms are defined in the Plan), all unvested restricted Common Stock will be forfeited. Likewise, if a key employee disposes of all or any of the underlying Common Stock purchased with his or her cash bonus, a proportional amount of any unvested restricted shares will be forfeited. The shares will vest in full upon retirement, death or disability of the holder, or upon a change in control of the Company.

CONTINUED EMPLOYMENT.
     Payment of any annual bonus award under the Plan with respect to any particular year may only be made if the participant is employed by the Company or any domestic subsidiary of the Company on the last day of such fiscal year.

ADMINISTRATION.
     The Plan will be administered by the Committee. The Committee is authorized to interpret the Plan and to take all actions necessary or desirable to effect the purposes of the Plan.

AMENDMENT AND TERMINATION.
     The Committee has the right to amend or terminate the Plan at any time, provided that any modifications to material terms of the Plan may not be made without shareholder approval.

PLAN BENEFITS.
     Since the Plan benefits are based on future profitability, the Company cannot determine the amounts that will be received by or allocated to the Named Executives or other participants in the Plan during the years the Plan will be in effect if the Plan is approved by shareholders. Moreover, the Company does not believe that it would be meaningful to compute the amounts which would have been payable to the Named Executives, and others, in fiscal 1998 if the proposed Plan had been in effect for that year. It is expected that a greater number of key employees will participate in the bonus pools in which the Named Executives participate in fiscal year 1999 than would have been eligible to participate in fiscal 1998. The Company's business has grown dramatically and has significantly changed in the last months, due largely to the acquisitions of Coburn Optical Industries, Inc. in February, 1998 and Spandex PLC in May, 1998. These acquisitions will require that the Company enhance and realign its executive management to meet the challenges of these acquisitions and the growth of its other businesses. The changes included as a part of the proposed amendments assume that existing executives will, in some circumstances, be granted greater responsibilities and attendant promotions and that additional senior executive staff will be recruited from outside the Company.

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     These promoted or newly hired executives will be eligible to participate in the new 1999-2001 Bonus Plan in varying percentages depending upon position. Application of the proposed changes to current Named Executives alone, without consideration for expected senior level promotions and the addition of new executive employees to be added in fiscal year 1999 would not, in the Company's opinion, properly or meaningfully reflect the expected impact of the proposed changes incorporated in the 1999-2001 Annual Incentive Bonus Plan presented in this Proxy Statement.

VOTE REQUIRED FOR APPROVAL
     Pursuant to the By-Laws of the Company and Connecticut state law, the affirmative vote of the holders of a majority of the shares of the Company's Common stock represented at the meeting is required for approval of the Plan. Abstentions will have the same effect as votes "against" the proposal.
     The Committee has directed that the Plan be submitted to the Company's shareholders for approval at the annual meeting in accordance with Internal Revenue Code Section 162(m), in order to preserve the deductibility of all amounts which may be required to be paid to key employees under the Plan. Absent shareholder approval, the Plan will not be implemented. If shareholder approval is not obtained, however, the Committee may be required to design and implement an alternative method for providing employee bonuses in order to continue to attract and retain talented executives and other employees.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE INCENTIVE BONUS PLAN.

INDEPENDENT AUDITORS
     The Board of Directors has approved the appointment of KPMG Peat Marwick LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending April 30, 1999. This firm has served as independent auditors for the Company for many years. The audit services rendered to the Company by KPMG Peat Marwick LLP during the year ended April 30, 1998, included examination of the annual financial statements of the Company, review of quarterly reports, and consultation on various accounting and tax matters.
     Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they wish. They will also be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING
     Shareholder proposals for the 1999 annual meeting must be received by the Company no later than April 12, 1999, for inclusion in the 1999 Proxy Statement and form of proxy.

OTHER BUSINESS
     The Board of Directors and management do not know of any matters to come before the annual meeting of shareholders other than those set forth in the accompanying Notice. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their best judgment and in the best interests of the Company.


By Order of the Board of Directors

/s/ Richard F. Treacy, Jr.
Richard F. Treacy, Jr.
Secretary


Dated at South Windsor, Connecticut,
this 10th day of August, 1998

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